Exhibit 10.2

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) by and between Hawkeye LLC, Willbros United States Holdings, Inc. and Willbros Group, Inc. (collectively the “Company”) and Michael Giarratano (“Executive”) is effective on the eighth day following the timely execution by Executive as specified below (the “Effective Date”).

PURPOSE

Company has informed Executive that his services are no longer required. In recognition of Executive’s past service and in order to achieve a final and amicable resolution of the employment relationship in all its aspects, the parties agree as follows:

ARTICLE ONE

OBLIGATIONS AND COVENANTS OF COMPANY

1. Termination of Employment: Executive’s employment with Company will terminate effective August 25, 2012 (the “Termination Date”). Executive has previously resigned his position as an officer, director, trustee and member of Company and any subsidiary or affiliate of Company. Executive will receive his regular base salary through the Termination Date.

2. Benefits under Employment Agreement and Award Agreements: Executive entered into an Employment Agreement effective October 31, 2006 with InfrastruX Group, Inc. and Hawkeye LLC, which was amended effective December 31, 2008, November 15, 2009, and April 26, 2010 (collectively the “Employment Agreement”), which provides certain benefits to Executive in the event of Company’s termination of Executive’s employment during the term of the Employment Agreement without cause. In addition, Executive entered into various award agreements with respect to the granting of restricted stock and restricted stock units to Executive (the “Award Agreements”). It is the intent of the parties that Executive receives the full benefits to which he is entitled pursuant to the Employment Agreement and the Award Agreements as a result of the involuntary termination of his employment without cause. Executive acknowledges that the Employment Agreement contains provisions that survive the termination of the Employment Agreement and that this Agreement does not alter or waive any of such provisions. Neither this Agreement nor the release contained herein shall waive Executive’s right to any vested benefit under a Willbros plan in which he is a qualified participant, including but not limited to any benefits under a pension or retirement plan.

3. Outplacement Allowance: In consideration of the release and covenants by Executive contained herein, and in addition to the benefits provided pursuant to the Employment Agreement and Award Agreements, to which Executive is entitled irrespective of whether this Agreement is executed, Company will provide Executive with an Outplacement Allowance consisting of the following and subject to the following conditions:

a) Outplacement Allowance: Reimbursement to the entity that provides outplacement services to the Executive for the actual costs of reasonable outplacement expenses directly related to the termination of employment hereunder, which expenses (i) are incurred and the invoice received by Willbros no later than December 31, 2013; (ii) are no greater than a maximum amount of Ten Thousand Dollars ($10,000) in the aggregate; and (iii) have been approved by Willbros in advance of such expenditures. Such reimbursements shall be paid on a timely basis following submission of properly completed substantiation of such expenses with the last payment being made no later than March 15, 2014.

b) Timely Execution and Return of this Agreement: In order to receive the Outplacement Allowance, Executive must sign and return this Agreement to Company after the Termination Date and before the fiftieth (50th) day following his receipt of this Agreement and must not avail himself of the revocation provisions herein.

ARTICLE TWO

OBLIGATIONS AND COVENANTS OF EXECUTIVE

1. Waiver of Reinstatement and Future Employment: Executive forever waives and relinquishes any right or claim to reinstatement to active employment with Company and each of their respective affiliates, subsidiaries, divisions, and successors. Executive further acknowledges that Company has no obligation to rehire or return him to active duty at any time in the future.

2. Statements Relating to Company: Executive agrees that he will not, in any way, at any time in the future, communicate, orally or in writing, to other parties, any negative, derogatory, misleading, defamatory, harmful, malicious, damaging or inflammatory information, or make such remarks or statements, about Company and their respective affiliates, subsidiaries, divisions, and successors, and their respective operations, directors, officers, managers and employees (collectively the “Protected Parties”). For purposes of this provision, prohibited communications shall include, but not be limited to, statements reasonably calculated to dissuade any customer or potential customer from doing business with the Protected Parties, statements denigrating the business judgment or acumen of the management and employees of the Protected Parties, and statements raising doubts concerning the financial condition and professional abilities of the Protected Parties. Nothing contained herein shall prohibit Executive from providing truthful information in response to an investigatory inquiry by a governmental agency or in response to a properly issued subpoena. Executive understands and agrees that this provision is not a mere recital or merely incidental to this Agreement but is fundamental to the inducement for Company to execute this Agreement.

3. Release: Except for the obligations specifically set forth in this Agreement, the Employment Agreement, and the Award Agreements, Executive fully and forever relieves, releases, and discharges Company, its predecessors, successors, subsidiaries, operating units, affiliates, divisions, and the agents, representatives, officers, directors, shareholders, employees and attorneys of each of the foregoing, from all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from Executive’s employment with and termination from Company, including but not limited to any and all claims pursuant to Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq., as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866, 42 U.S.C. §1981, 1983 and 1985, which prohibits violations of civil rights; the Equal Pay Act of 1963, 29 U.S.C. §206(d)(1), which prohibits unequal pay based upon gender; the Age Discrimination in Employment Act of 1967, as amended, and as further amended by the Older Workers Benefit Protection Act, 29 U.S.C. §621, et seq., which prohibits age discrimination in employment; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001, et seq., which protects certain employee benefits; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §12101, et seq., which prohibits discrimination against the disabled; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq., which provides medical and family leave; and all other federal, state or local laws or regulations prohibiting employment discrimination. This release also includes, but is not limited to, a release by Executive of any claims for breach of contract, mental pain, suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy, breach of any express or implied covenant of good faith and fair dealing, that Company has dealt with Executive unfairly or in bad faith, and all other common law contract and tort claims. Executive is releasing all claims, known and unknown related to his employment and termination of employment with Company which exist at the time of the execution of this Agreement. Executive is not waiving any rights or claims that may arise after this Agreement is signed by Executive nor is Executive waiving any rights to indemnification or to coverage under the Directors and Officers Liability Insurance for any claims arising from his performance of duties while employed by Company.

4. Return of Property: Executive will return to Company upon termination of employment, any and all property in his possession belonging to Company, its parent and their respective subsidiaries, operating units, affiliates and divisions, including without limitation, computers, cell phones, other communication devices, office equipment, files, reports, manuals and keys.

ARTICLE THREE

REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARTIES

The parties represent, warrant, acknowledge, covenant and agree as follows:

1. By signing this Agreement, Executive acknowledges that he has been advised by Company to discuss this Agreement with an attorney before signing this Agreement.

2. Executive acknowledges that he received this Agreement on July 25, 2012 and has been extended a period in excess of twenty-one (21) days within which to consider its provisions.

3. For a period of seven (7) days following Executive’s execution of the Agreement, Executive may revoke this Agreement by notifying Company, in writing, of his desire to do so. After the seven (7) day period has elapsed, this Agreement shall become effective and enforceable.

4. Executive acknowledges and agrees that the Outplacement Allowance constitutes full satisfaction of any and all claims arising from Executive’s employment with and termination from Company, including but not limited to, any and all claims for unpaid wages, bonuses or other compensation and constitutes consideration to which Executive is not otherwise entitled under any Company plan, program or prior agreement, including the Employment Agreement and Award Agreements.

ARTICLE FOUR

GENERAL PROVISIONS

1. No Admission of Liability: This Agreement and compliance with this Agreement shall not be construed as an admission by Company of any liability whatsoever, or as an admission by Company of any violation of the rights of Executive or any other person, or any violation of any order, law, statute, duty or contract. Employee acknowledges that he is not aware of any violation by Company of his rights or the rights of any other person, or any violation by Company of any order, law, statute, duty or contract.

2. Severability: In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect.

3. Governing Law: This Agreement will be interpreted and enforced in accordance with the laws of the State of Texas, excluding any conflicts of law or other provision that would require reference to the laws of another jurisdiction, and the parties hereby agree to submit all disputes not amicably resolved to the exclusive jurisdiction of the federal and state courts located in Harris County, Texas.

4. Entirety and Integration: Upon the execution hereof by all the parties, this Agreement shall constitute a single, integrated contract expressing the entire agreement of the parties relative to the subject matter hereof and supersedes all prior negotiations, understandings and/or agreements, if any, of the parties related to Executive’s employment and/or termination of employment by Company, with the exception of the Award Agreements and certain provisions of the Employment Agreement that survive the termination of the Employment Agreement and the employment of the Executive. No covenants, agreements, representations, or warranties of any kind whatsoever have been made by any party hereto, except as specifically set forth in this Agreement.

5. Authorization: Each person signing this Agreement as a party or on behalf of a party represents that he or she is duly authorized to sign this Agreement on such party’s behalf, and is executing this Agreement voluntarily, knowingly, and without any duress or coercion.

Dated:	September 7, 2012	/s/ Michael Giarratano
Michael Giarratano

HAWKEYE LLC

Dated:	September 7, 2012	By:	/s/ Lori Pinder
		Its:	Secretary

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